Exhibit 4.1

EXECUTION VERSION

SUPPLEMENT NO. 3 TO INDENTURE

This Supplement No. 3 to Indenture, dated as of February 15, 2017 (this “Supplement”), is between Volkswagen Auto Lease Trust 2015-A, as issuer (the “Issuer”), and Citibank, N.A., as indenture trustee (the “Indenture Trustee”).

WHEREAS, the Issuer and the Indenture Trustee are parties to that certain Indenture, dated as of March 5, 2015 (as supplemented prior to the date hereof, the “Indenture”);

WHEREAS, pursuant to Section 9.1 of the Indenture, the parties hereto desire to supplement the Indenture, without the consent of the Noteholders or any other Person, to revise certain definitions as set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

SECTION 1.    Definitions. Capitalized terms used in this Supplement and not otherwise defined herein shall have the meanings assigned thereto in the Indenture, as supplemented hereby.

SECTION 2.    Supplement. The Indenture is, effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 3 hereof, hereby supplemented as follows:

(a)    Section 8.4(c) of the Indenture is hereby amended by inserting the phrase “and clause (vi)” after the phrase “clauses (i) through (iv)” where it appears therein.

SECTION 3.    Conditions to Effectiveness. This Supplement shall become effective on the date hereof, subject to the satisfaction of the following conditions precedent:

(a)    The Rating Agency Condition shall have been satisfied with respect to this Supplement;

(b)    The Issuer shall have delivered to the Indenture Trustee an Opinion of Counsel stating that this Supplement shall not (i) affect the treatment of the Notes as debt for federal income tax purposes, (ii) be deemed to cause a taxable exchange of the Notes for federal income tax purposes or (iii) cause the Issuer, the Certificateholder or VW Credit Leasing, Ltd. to be classified as an association (or publicly traded partnership) taxable as a corporation for federal income tax purposes;

(c)    The Issuer shall have delivered to the Indenture Trustee an Opinion of Counsel stating that the execution of this Supplement is authorized or permitted by the Indenture and all conditions precedent to its execution have been complied with; and

(d)    The Issuer and the Indenture Trustee shall each have received a copy of this Supplement, duly executed by the parties hereto.

Supplement No. 3 to VALT 2015-A Indenture

SECTION 4.    Indenture Trustee Disclaimer. The Indenture Trustee is not responsible for the validity or sufficiency of this Supplemental Indenture, or for the recitals contained herein.

SECTION 5.    Limitation of Liability of Owner Trustee. It is expressly understood and agreed by the parties hereto that (a) this document is executed and delivered by Deutsche Bank Trust Company Delaware (“DBTCD”), not individually or personally but solely as owner trustee of the Issuer, in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of the Issuer is made and intended not as personal representations, undertakings and agreements by DBTCD but is made and intended for the purpose of binding only the Issuer, (c) nothing herein contained shall be construed as creating any liability on DBTCD, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto, (d) DBTCD has made no investigation as to the accuracy or completeness of any representations and warranties made by the Issuer in this Supplement and (e) under no circumstances shall DBTCD be personally liable for the payment of any indebtedness or expenses of the Issuer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Issuer under this Supplement or any other related documents.

SECTION 6.    Miscellaneous. The Indenture, as supplemented hereby, remains in full force and effect. Any reference to the Indenture from and after the date hereof shall be deemed to refer to the Indenture as supplemented hereby, unless otherwise expressly stated. This Supplement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Executed counterparts of this Supplement may be delivered by email, which shall be effective as delivery of a manually executed signature page. This Supplement shall be governed by and construed in accordance with the laws of the State of New York without reference to its conflicts of law provisions other than Sections 5-1401 and 5-1402 of the New York General Obligations Law, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

[Signatures follow]

2	Supplement No. 3 to VALT 2015-A Indenture

IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

VOLKSWAGEN AUTO LEASE TRUST 2015-A, as Issuer

By: Deutsche Bank Trust Company Delaware, not in its individual capacity but solely as Owner Trustee

By:	/s/ Rosemary Cabrera
Name:	Rosemary Cabrera
Title:	Attorney-in-fact

By:	/s/ Diana Vasconez
Name:	Diana Vasconez
Title:	Attorney-in-fact

CITIBANK, N.A., not in its individual capacity but solely as Indenture Trustee

By:	/s/ Louis Piscitelli
Name:	Louis Piscitelli
Title:	Vice President

S-1	Supplement No. 3 to VALT 2015-A Indenture